Exhibit 1
November 30, 2006
1. Information for October 2006
     We diversified our business by evolving from a loan company and to reflect our recent change in business status, we changed the company name to “NIS Group Co., Ltd.” on October 1.
     Moreover, in view of circumstances in the financial industry, we reduced interest rates we charge on loans on October 1 in order to attract new ranges of customers. This strategy was designed to get a jump-start ahead of the industry regarding the bill to amend the Moneylending Business Restriction Law (including abolishment of the so-called “gray-zone interest rate” due to lowering maximum lending rate of Contributions Law) which submitted to the 165th Diet session by the Liberal Democratic Party on October 31.
     We aim continuously to be a “Vision Support Company” for small and medium sized enterprises.
2. Notice Regarding Changes in Name of Our Products
     We changed the names of some of our products in line with the change in our company name on October 1.

New product name	Previous product name
Business assist	Small business owner loans
Smart assist	Wide loans
First plan	Consumer loans
3. Notice Regarding Interim Period Results Briefing Conference for FY2006
     We had our interim period results briefing conference for FY2006 on November 7 at TSE Arrows, where our management described our financial results, business strategy, and the direction of our business.
(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision)
NIS GROUP CO., LTD. SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code:8571) New York Stock Exchange (Trading symbol:NIS)
IR homepage address:http://www.nisgroup.jp/english/ir/index.cfm
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nisgroup.co.jp